                                                                    Exhibit 99.3

                            EXCHANGE AGENT AGREEMENT

         THIS EXCHANGE AGENT AGREEMENT (this "Agreement") is made and entered into as of ________ __, 2002, by and between The Gillette Company, a corporation formed under the laws of the State of Delaware (the "Issuer"), and Bank One, National Association, a national banking association incorporated and existing under the laws of the United States of America, as exchange agent (the "Exchange Agent").

                                    RECITALS

         The Issuer proposes to make an offer (the "Exchange Offer") to exchange, upon the terms and subject to the conditions set forth in the Issuer's Prospectus dated __________ __, 2002 (the "Prospectus"), and the accompanying letter of transmittal (the "Letter of Transmittal"), copies of which are attached hereto as Exhibit A and Exhibit B, its outstanding 4% Senior Notes due 2005 (the "Old Securities") for an equal principal amount of its registered 4% Senior Notes due 2005 (the "New Securities" and, together with the Old Securities, the "Securities").

         The Exchange Offer will commence as soon as practicable after the Issuer's Registration Statement on Form S-4 relating to the Exchange Offer is declared effective under the Securities Act of 1933, as certified in writing to Exchange Agent by the Issuer (the "Effective Date") and shall terminate at 5:00 p.m., New York City time, on __________, 2002 (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Issuer expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral, promptly confirmed in writing, or written notice before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date, in which case, the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

         The Issuer expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer - Conditions of the Exchange Offer." The Issuer will give oral, promptly confirmed in writing, or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

         In connection therewith, the undersigned parties hereby agree as follows:

         1. Appointment and Duties as Exchange Agent. Issuer hereby authorizes Bank One, National Association, to act as Exchange Agent in connection with the Exchange Offer, and Bank One, National Association, hereby agrees to act as Exchange Agent and to perform the services outlined herein in connection with the Exchange Offer on the terms and conditions contained herein.

         2. Mailing to Holders of the Old Securities. A. As soon as practicable after its receipt of certification from the Issuer as to the Effective Date, Exchange Agent will mail to each registered holder of Old Securities, and to each DTC participant identified by DTC as a holder of any Old Securities (i) a Letter of Transmittal with instructions (including instructions for completing a substitute Form W-9), (ii) a Prospectus and (iii) a Notice of Guaranteed Delivery substantially in the form attached hereto as Exhibit C (the "Notice of Guaranteed Delivery") and an instruction letter in the applicable form set forth in Exhibit D, all in accordance with the procedures described in the Prospectus.

         B. Issuer shall supply Exchange Agent with sufficient copies of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery and instruction letters to enable Exchange Agent to perform its duties hereunder. Issuer shall also furnish or cause to be furnished to Exchange Agent a list of the holders of the Old Securities (including a beneficial holder list from The Depository Trust Company ("DTC"), certificated Old Securities numbers and amounts, mailing addresses, and social security numbers), unless waived by Exchange Agent.

         3. ATOP Registration. As soon as practicable after the Effective Date, Exchange Agent shall establish an account (or identify a previously established account) with DTC in its name to facilitate book-entry tenders of Old Securities through DTC's Automated Tender Offer Program ("ATOP") for the Exchange Offer; provided that Exchange Agent shall use it best efforts to cause such account to be established within two days after the Effective Date.

         4. Receipt of Letters of Transmittal and Related Items. From and after the Effective Date, Exchange Agent is hereby authorized and directed to accept
(i) Letters of Transmittal, duly executed in accordance with the instructions thereto (or a manually signed facsimile thereof), and any requisite collateral documents from holders of the Old Securities and (ii) surrendered Old Securities to which such Letters of Transmittal relate. For purposes of this Section 4, to "accept" means to make the examination of documents presented in connection with a tender pursuant to Section 6 and to include such tender in Exchange Agent's report of accepted tenders made pursuant to Section 9. Exchange Agent is authorized to request from any person tendering Old Securities such additional documents as Exchange Agent or the Issuer deems appropriate in accordance with the procedures set forth in the Prospectus and Letter of Transmittal.

         Exchange Agent is hereby authorized and directed to process withdrawals of tenders to the extent withdrawal thereof is permitted by the Exchange Offer in accordance with the procedures set forth in the Prospectus and Letter of Transmittal.

         5. Defective or Deficient Old Securities and Instruments. A. As soon as practicable after receipt, Exchange Agent will examine confirmations of book-entry transfers into its account and any Agent's Messages (used herein as defined in the Letter of Transmittal) transmitted by DTC ("DTC Transmissions"), Old Securities, each of the Letters of Transmittal and other documents received by Exchange Agent in connection with tenders of Old Securities to ascertain whether (i) the Letters of Transmittal are properly completed and duly executed in accordance with the instructions set forth therein (or that the DTC Transmissions contain the proper information required to be set forth therein),
(ii) the Old Securities have otherwise been properly tendered in accordance with the Prospectus and the Letters of Transmittal (or that book-entry confirmations are in due and proper form and contain the information required to be set forth therein) and (iii) if applicable, all other documents (including the Notice of Guaranteed Delivery) submitted by the holders of Old Securities are properly completed and duly executed in accordance with the procedures set forth in the Prospectus and Letter of Transmittal.

         B. If any Letter of Transmittal or other document has been improperly completed or executed (or any DTC Transmissions are not in due and proper form or omit required information) or the Old Securities accompanying such Letter of Transmittal are not in proper form for transfer or have been improperly tendered (or the book-entry confirmations are not in due and proper form or omit required information) or if some other irregularity in connection with any tender of any Old Securities exists, Exchange Agent shall promptly report such information to the holder of Old Securities, together with a brief explanation of the irregularity and the actions necessary to remedy the defect, and return the defective items for re-execution if necessary. If such condition is not promptly remedied by the holder of Old Securities, Exchange Agent shall report such condition to the Issuer and await its direction. All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Old Securities tendered or delivered shall be determined by the Issuer, in its sole discretion. Notwithstanding the above, Exchange Agent shall not incur any liability for failure to give such notification unless such failure constitutes negligence or willful misconduct.

         C. The Issuer reserves the absolute right (i) to reject any or all tenders of any particular Old Securities determined by the Issuer not to be in proper form or the acceptance or exchange of which may, in the opinion of Issuer's counsel, be unlawful and (ii) to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any particular Old Securities, and the Issuer's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and Notice of Guaranteed Delivery and the instructions set forth therein) will be final and binding. With the approval of the Treasurer of the Issuer or any other party designated by such officer in writing, Exchange Agent is authorized to waive any defects, irregularities or conditions of tender in connection with any tender of Old Securities pursuant to the Exchange Offer. Any Old Securities not accepted for tender by the Issuer shall be returned, together with the Letter of Transmittal and any related documents submitted therewith, to their presenters by the Exchange Agent as soon as practicable after expiration or termination of the Exchange Offer.

         6. Requirements of Tenders. A. Tenders of Old Securities shall be made only as set forth in the section of the Prospectus captioned "The Exchange Offer
- Procedures for Tendering" and in the Letter of Transmittal, and shall be considered properly tendered only when tendered in accordance therewith. Notwithstanding the provisions of this paragraph, any Old Securities that the Chief Financial Officer or Treasurer of the Issuer shall approve orally, promptly confirmed in writing, or in writing as having been properly tendered shall be considered to be properly tendered. Exchange Agent shall advise the Issuer with respect to any Old Securities delivered subsequent to the Expiration Date and accept its instructions with respect to the disposition of such Old Securities.

         B. Exchange Agent shall (a) ensure that each Letter of Transmittal and the related Old Securities or a bond power are duly executed (with signatures guaranteed where required) by the appropriate parties in accordance with the terms of the Exchange Offer; (b) in those instances where the person executing the Letter of Transmittal (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity, ensure that proper evidence of his or her authority so to act is submitted; (c) in those instances where the Old Securities are tendered by persons other than the registered holder of such Old Securities, ensure that customary transfer requirements, including any applicable transfer taxes, and the requirements imposed by the transfer restrictions on the Old Securities (including any applicable requirements for certifications, legal opinions or other information) are fulfilled; and (d) in those instances where the Old Securities are registered in two names or more, accept tender of such Old Securities only if signed by all named holders.

         7. Exchange of the Old Securities. A. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will notify Exchange Agent of its acceptance of all Old Securities properly tendered to the Exchange Agent and will deliver the New Securities to the Exchange Agent. Upon surrender of the Old Securities properly tendered in accordance with the Exchange Offer, Exchange Agent, on behalf of the Issuer, shall exchange such Old Securities for New Securities on the terms set forth in the Prospectus and Letter of Transmittal and cause the Old Securities to be cancelled. The principal amount of the New Securities to be delivered to a holder of Old Securities shall equal the principal amount of the Old Securities surrendered by such holder and shall be issued only in denominations of $1,000 or any integral multiple thereof.

         B. The New Securities issued in exchange for certificated Old Securities shall be mailed by Exchange Agent as directed by the tendering holders in accordance with the instructions contained in the Letter of Transmittal, by first class or registered mail and under coverage of Exchange Agent's blanket surety bond for first class or registered mail losses protecting the Issuer from loss or liability arising out of the non-receipt or non-delivery of such New Securities or the replacement thereof.

         C. Notwithstanding any other provision of this Agreement, issuance of the New Securities for accepted Old Securities pursuant to the Exchange Offer shall be made only after each tendering holder's deposit with Exchange Agent of the Old Securities, the related Letter of Transmittal and any other required documents.

         8. Securities Held in Trust. The New Securities and any cash or other property (the "Property") deposited with or received by Exchange Agent (in such capacity) from the Issuer shall be held in a segregated account, solely for the benefit of Issuer and holders tendering Old Securities, as their interests may appear, and the Property shall not be commingled with securities, money, assets or property of Exchange Agent or any other party. Exchange Agent hereby waives any and all rights of lien or set-off, if any, against the Property.

         9. Reports to Issuer. Exchange Agent shall regularly notify, by facsimile or electronic communication, the Issuer, and such other person or persons as it may reasonably request, as to the principal amount of the Old Securities which have been duly tendered since the previous report and the aggregate amount tendered since the Effective Date on a weekly basis and more frequently, if reasonably requested, until the Expiration Date. Such notice shall be delivered in substantially the form set forth as Exhibit E. In addition, Exchange Agent shall grant to the Issuer and such persons as the Issuer may reasonably request, access to those persons on Exchange Agent's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Issuer shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer.

         10. Record Keeping. Each Letter of Transmittal, Old Security and any other documents received by Exchange Agent in connection with the Exchange Offer shall be stamped by Exchange Agent to show the date of receipt (or if Old Securities are tendered by book-entry delivery, such form of record keeping of receipt as is customary for tenders through ATOP) and, if defective, the date and time the last defect was cured or waived by the Issuer. Exchange Agent shall retain all Old Securities and Letters of Transmittal and other related documents or correspondence received by Exchange Agent until the Expiration Date, and shall return all such material to Issuer as soon as practicable thereafter.

         11. Discrepancies or Questions. Any discrepancies or questions regarding any Letter of Transmittal, Old Security, notice of withdrawal or any other documents received by Exchange Agent in connection with the Exchange Offer that are not promptly resolved by the presenter of such documents shall be referred to Issuer pursuant to Section 5(B) above and Exchange Agent shall have no further duty with respect to such matter other than to cooperate in good faith with the holder of Old Securities or the Issuer, as applicable, in attempting to resolve such discrepancies or questions.

         12. Transfer of Registration. New Securities may be registered in a name other than that of the record holder of a surrendered Old Security, if and only if (i) the Old Security surrendered shall be properly endorsed (either by the registered holder thereof or by a properly completed separate power with such endorsement guaranteed by an Eligible Institution, as defined in the Letter of Transmittal) and otherwise in proper form for transfer, (ii) the person requesting such transfer of registration shall pay to Exchange Agent any transfer or other taxes required, or shall establish to Exchange Agent's satisfaction that such tax is not owed or has been paid and (iii) such other documents and instruments as Issuer or Exchange Agent may reasonably require pursuant to the Prospectus and Letter of Transmittal shall be received by Exchange Agent.

         13. Partial Tenders. Exchange Agent shall accept partial tenders of Old Securities where so indicated, and as permitted, in the Letter of Transmittal and deliver certificates for Old Securities to the Issuer for split-up and return any untendered Old Securities to the holder, or to such other person as may be designated in the Letter of Transmittal, as promptly as practicable after expiration or termination of the Exchange Offer.

         14. Withdrawals. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the term and conditions set forth in the Prospectus and the Letter of Transmittal, a tendering holder may withdraw tendered Old Securities after proper notification of such withdrawal, in which event Exchange Agent shall return such Old Securities to, or in accordance with the instructions of, such holder and such Old Securities shall no longer be considered properly tendered. Any withdrawn Old Securities may be tendered again by following the procedures therefor described in the Prospectus at any time on or prior to the Expiration Date.

         15. Rejection of Tenders. If, pursuant to the Exchange Offer, Issuer does not accept for exchange all of the Old Securities tendered by a holder of Old Securities, Exchange Agent shall return or cause to be returned such Old Securities to, or in accordance with the instructions of, such holder of Old Securities.

         16. Cancellation of Exchanged Old Securities. Exchange Agent is authorized and directed to cancel all Old Securities received by it upon delivering the New Securities to tendering holders of the Old Securities as provided herein. Exchange Agent shall maintain a record as to which Old Securities have been exchanged pursuant to Section 7 hereof.

         17. Requests for Information. Exchange Agent shall take such action as may from time to time be requested by the Issuer or its counsel, Ropes & Gray, as well as such other action as Exchange Agent may reasonably deem appropriate to furnish copies of the Prospectus (and any amendments or supplements to the Prospectus), Letter of Transmittal, Notice of Guaranteed Delivery and instruction letters, or such other forms as may be approved from time to time by the Issuer, to any person upon request and to accept and comply with telephone and mail requests for information from any person concerning the proper procedure to tender Old Securities. All other requests for materials shall be referred to the Issuer. Exchange Agent shall not offer any concessions or pay any commissions or solicitation fees to any brokers, dealers, banks or other persons or engage any persons to solicit tenders.

         18. Tax Matters. Exchange Agent shall file with the Internal Revenue Service and distribute to the holders of Old Securities Form 1099 reports regarding principal and interest payments on Securities which Exchange Agent has made in connection with the Exchange Offer, if any. Any questions with respect to any tax matters relating to the Exchange Offer shall be referred to Issuer, and Exchange Agent shall have no duty with respect to any such matter; provided that Exchange Agent shall cooperate with Issuer in attempting to resolve such questions.

         19. Reports. Within 5 days after the Expiration Date, Exchange Agent shall furnish the Issuer a final report showing the disposition of the New Securities.

         20. Fees and Expenses. Issuer will pay Exchange Agent its fees plus expenses, including counsel fees and disbursements, as set forth in Exhibit F.

         21. Concerning the Exchange Agent. As exchange agent hereunder, Exchange Agent:

         A. shall have no duties or obligations other than those specifically set forth in this Agreement, and such duties that are necessarily incidental hereto as determined by the Exchange Agent in good faith; provided, however, that in no way will Exchange Agent's general duty to act in good faith be discharged by the foregoing;

         B. will make no representation and will have no responsibility as to the validity, value or genuineness of the Exchange Offer, shall not make any recommendation as to whether a holder of Old Securities should or should not tender its Old Securities and shall not solicit any holder for the purpose of causing such holder to tender its Old Securities;

         C. shall not be obligated to take any action hereunder which may, in Exchange Agent's reasonable judgment, involve any expense or liability to Exchange Agent unless it shall have been furnished with indemnity against such expense or liability which, in Exchange Agent's reasonable judgment, is adequate;

         D. may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, instruction, letter, telegram or other document, or any security, delivered to Exchange Agent and reasonably believed by Exchange Agent to be genuine and to have been signed by the proper party or parties;

         E. may rely on and shall be protected in acting upon the oral or written instructions of Issuer, its counsel, or its representatives;

         F. shall not be liable for any claim, loss, liability or expense, incurred without Exchange Agent's negligence or willful misconduct, arising out of or in connection with the administration of Exchange Agent's duties hereunder in accordance with the terms and conditions of this Agreement; and

         G. may consult with counsel, and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Exchange Agent hereunder in accordance with the advice of such counsel or any opinion of counsel.

         22. Receipt; Examination. Exchange Agent acknowledges receipt of the Prospectus and the Letter of Transmittal attached hereto and further acknowledges that it has examined each of them to the extent necessary to perform its obligations hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and Letter of Transmittal, as they may be amended from time to time, on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities, rights and indemnification of Exchange Agent, which shall be controlled by this Agreement.

         23. Indemnification. A. Issuer covenants and agrees to indemnify and hold harmless Exchange Agent, its directors, officers, employees and agents (the "Indemnified Persons") against any and all losses, damages, costs or expenses (including reasonable attorneys' fees and court costs), arising out of or attributable to its acceptance of appointment as Exchange Agent hereunder, provided that such indemnification shall not apply to losses, damages, costs or expenses incurred due to negligence or willful misconduct of the Exchange Agent. Exchange Agent shall notify Issuer in writing of any written asserted claim against Exchange Agent or of any other action commenced against Exchange Agent, reasonably promptly after Exchange Agent shall have received any such written assertion or shall have been served with a summons in connection therewith.

         B. The Issuer shall be entitled to participate at its own expense in the defense of any such claim or other action. Exchange Agent agrees that, without the prior written consent of Issuer (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this

Agreement (whether or not any Indemnified Persons is an actual or potential party to such claim, action or proceeding).

         24. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

         25. Notices. Notices or other communications pursuant to this Agreement shall be delivered by facsimile transmission, reliable overnight courier or by first-class mail, postage prepaid, addressed as follows:

To Issuer at:              The Gillette Company
                           Prudential Tower Building
                           Boston, Massachusetts 02199
                           Attention:  Peter M. Green
                           Fax:  (617) 421-7699
                           Telephone:  (617)421-7000
Or to Exchange Agent at:

                           Bank One, National Association
                           One North State Street, 9th Floor
                           Chicago, IL 60602
                           Attention:  Exchanges
                           Fax:  (312) 407-8853
                           Telephone:  (800) 524-9472

Or to such address as either party shall provide by notice to the other party.

         26. Change of Exchange Agent. Exchange Agent may resign from its duties under this Agreement by giving to Issuer thirty days prior written notice. If Exchange Agent resigns or becomes incapable of acting as Exchange Agent and the Issuer fails to appoint a new exchange agent within a period of 30 days after it has been notified in writing of such resignation or incapacity by Exchange Agent, the Issuer shall appoint a successor exchange agent or assume all of the duties and responsibilities of Exchange Agent. Any successor exchange agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed; but Exchange Agent shall deliver and transfer to the successor exchange agent any Property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose.

         27. Miscellaneous. Neither party may transfer or assign its rights or responsibilities under this Agreement without the written consent of the other party hereto; provided, however, that Exchange Agent may transfer and assign its rights and responsibilities hereunder to any of its affiliates otherwise eligible to act as Exchange Agent and, upon 45 days prior written notice to Exchange Agent, Issuer may transfer and assign its rights and responsibilities hereunder to any successor by merger, any purchaser of all of the common stock of Issuer, or any purchaser of all or substantially all of Issuer's assets. This Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. This Agreement may be amended only in writing signed by both parties. Any

New Securities which remain undistributed after the Expiration Date shall be cancelled and delivered to the Issuer upon demand, and any Old Securities which are tendered thereafter shall be returned by Exchange Agent to the tendering party. Except for Sections 20 and 23, this Agreement shall terminate on the 90th day after the Expiration Date.

         28. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefits or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no holder or holder of Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         29. Entire Agreement; Headings. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         30. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.



                            [Signature Page Follows]

         IN WITNESS WHEREOF, Issuer and Exchange Agent have caused this Agreement to be signed by their respective officers thereunto authorized as of the date first written above.

                                        THE GILLETTE COMPANY

                                        By:      ______________________________
                                        Name:
                                        Title:



                                        BANK ONE, NATIONAL ASSOCIATION

                                        By:      ______________________________
                                        Name:
                                        Title:

                                    EXHIBIT E

                                                             Date:_____________

THE GILLETTE COMPANY
BY FAX:  ________________________

         Re:      Notice of Tenders

With respect to Section 9 of the Exchange Agent Agreement, dated as of _____________ __, 2002, we confirm the following information as of the date hereof:

         1. Principal amount of Old Securities tendered during the past week: $____________________

         2. Principal amount of Old Securities referred to in paragraph 1. above regarding which Exchange Agent questions validity of the tender: $____________________

         3. Aggregate principal amount of Old Securities tendered since the Effective Date as to which Exchange Agent questions the validity of the tender: $___________________.

         4. Principal amount of Old Securities remaining unpresented (based on $350,000,000 total Old Securities):
                  $__________________

         5. Total aggregate principal amount of Old Securities validly tendered since the Effective Date: $_____________________


                                        Bank One, National Association,
                                        as Exchange Agent

                                        By:      ______________________________
                                                   Name:
                                                   Title:

                                    EXHIBIT F

                                Schedule of Fees

Per letter of transmittal mailed or processed:  $___.00

Minimum fee:  $_____.00

Extraordinary services and special requests:  by appraisal

Out of pocket expenses incurred will be billed for reimbursement at invoiced cost

The minimum fee of $_____.00 shall be due and payable upon execution of the Exchange Agent Agreement. The remaining balance shall be due and payable upon receipt of Exchange Agent's invoice therefor.